SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 333-50117
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                           American Lawyer Media, Inc.
             (Exact name of registrant as specified in its charter)

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                              345 Park Avenue South
                            New York, New York 10010
                                 (212) 779-9200

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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                          9 3/4% Senior Notes due 2007
            (Title of each class of securities covered by this Form)

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                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

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            Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)    |X|       Rule 12h-3(b)(1)(ii)    |_|
                  Rule 12g-4(a)(1)(ii)   |_|       Rule 12h-3(b)(2)(i)     |_|
                  Rule 12g-4(a)(2)(i)    |_|       Rule 12h-3(b)(2)(ii)    |_|
                  Rule 12g-4(a)(2)(ii)   |_|       Rule 15d-6              |_|
                  Rule 12h-3(b)(1)(i)    |_|

            Approximate number of holders of record as of the certification or notice date:

                              21 holders of record

            Pursuant to the requirements of the Securities Exchange Act of 1934 American Lawyer Media, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


            Date: November 12,  1999            By: /s/ Stephen C. Jacobs
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                                                    Stephen C. Jacobs
                                                    Vice President, Secretary
                                                    and General Counsel